Exhibit 23.4

September 24, 2007

Noah Education Holdings Ltd.

10th Floor B Building

Futian Tian’an Hi-Tech Venture Park

Futian District, Shenzhen

Guangdong Province

People’s Republic of China

Ladies and Gentlemen:

We hereby consent to the use of our name under the captions “Risk Factors,” “Enforceability of Civil Liabilities,” “Corporate Structure,” “Regulation” and “Legal Matters” in the prospectus contained in the registration statement on Form F-1 (the “Registration Statement”), originally filed by Noah Education Holdings Ltd. on September 24, 2007, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the filing of this consent as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Su Min
Su Min (Partner)
Zhong Lun Law Firm